Exhibit 5.1

April 2, 2015

Science Applications International Corporation

1710 SAIC Drive

McLean, Virginia  22102

Gentlemen:

I am the Executive Vice President and General Counsel of Science Applications International Corporation (the “Company”). As such, I have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on April 2, 2015 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the offer and sale of an aggregate of a) 100,000 shares of the Company’s common stock, par value $0.0001 per share (the “Company Shares”) by the Company pursuant to the Science Applications International Corporation Deferred Compensation Plan (“DCP”) and b) 2,750,000 shares of the Company Shares by the Company pursuant to the Science Applications International Corporation 2013 Amended and Restated Equity Incentive Plan (“EIP”) (the DCP and the EIP are collectively referred to herein as the “Plans”).

I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation and Bylaws of the Company as currently in effect, (iii) resolutions adopted by the Board of Directors relating to the filing of the Registration Statement and the issuance of the Company Shares thereunder, (iv) the Plans, and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.  In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of that opinion that:

The Company Shares that are being offered and sold directly by the Company have been duly authorized for issuance, and when issued and sold in accordance with the Plans and the Registration Statement, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement under Item 5 and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mark D. Schultz

Mark D. Schultz

Executive Vice President and General Counsel